                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) August 20, 1998



                                SM&A CORPORATION
                               ------------------
             (Exact name of registrant as specified in its Charter)


        California                    0-23585                    33-0080929
        ----------                    -------                    ----------
(State or other jurisdiction  (Commission File Number)         (IRS Employer
     of incorporation)                                       Identification No.)



       4695 MacArthur Court, Eighth Floor, Newport Beach, California 92660
               (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code  (949) 975-1550



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On August 20, 1998, SM&A Corporation (formerly, Steven Myers & Associates, Inc.) ("SM&A") acquired Decision-Science Applications, Inc. ("DSA"), a Virginia corporation, in a forward-triangular merger (the "Acquisition"). The Acquisition was achieved pursuant to an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), dated July 22, 1998, by and among SM&A, DSA, DSA Acquisition, Inc. ("Sub"), a California corporation, a wholly-owned subsidiary of SM&A, and certain individual shareholders named therein. Pursuant to the Merger Agreement, DSA was merged with and into Sub, with Sub surviving as a wholly-owned subsidiary of SM&A. In connection with the Acquisition, the shareholders of DSA received an aggregate of 714,839 shares of SM&A Common Stock and $14,035,419 in cash on a pro rata basis as set forth in the Merger Agreement. In determining the aggregate purchase price for DSA, SM&A took into account the value of companies of similar industry and size to DSA, comparable transactions, and the market for such companies generally.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

        Financial Statements of Business Acquired. The audited financial statements of Decision-Science Applications, Inc. filed with this report are listed in the Index to Financial Statements on page F-1 of this report.

        Pro Forma Financial Information. The pro forma financial statements for the combined companies filed with this report are listed in the Index to Financial Statements on page F-1 of this report.

        Exhibits.
        ---------
        2.1     Agreement and Plan of Reorganization and Merger, dated July 22,
                1998, by and among Registrant, Decision-Science Applications,
                Inc. and certain individual shareholders named therein.*

        10.1    Registration Rights Agreement dated August 20, 1998 by and among
                Registrant and certain shareholders set forth therein.*

        10.2    Employment Agreement dated August 20, 1998 by and between
                Decision-Science Applications, Inc. and Guy A. Ackerson.*

        10.3    Employment Agreement dated August 20, 1998 by and between
                Decision-Science Applications, Inc. and Gary L. Lucas.*

        10.4    Employment Agreement dated August 20, 1998 by and between
                Decision-Science Applications, Inc. and Dana R. Raucher.*

        10.5    Escrow Agreement dated August 20, 1998 by and among Registrant,
                Decision-Science Applications, Inc., First American Trust
                Company and certain shareholders identified therein.*

        99.1    Text of Press Release dated July 22, 1998.*

        99.2    Text of Press Release dated August 21, 1998.*

        *       Incorporated herein by reference to the Registrant's Current
                Report on Form 8-K dated August 20, 1998 and filed August 21,
                1998.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 20, 1998             SM&A Corporation


                                    By:  /s/ STEVEN R. MAST
                                         ---------------------------------------
                                         Steven R. Mast, Chief Financial Officer

                          Index To Financial Statements
                         To Current Report On Form 8-K/A


                                                                                PAGE NO.
(a) Financial Statements of Business Acquired

    Independent Auditors' Report ...............................................F-1

    Consolidated Balance Sheets as of January 31, 1998 and 1997 ................F-2

    Consolidated  Statements of Earnings for the Years Ended January 31,1998,
      1997 and 1996 ............................................................F-3

    Consolidated Statements of Stockholders' Equity for the Years Ended
      January 31, 1998, 1997 and 1996 ..........................................F-4

    Consolidated Statements of Cash Flows for the Years Ended
      January 31, 1998, 1997 and 1996...........................................F-5

    Notes to Consolidated  Financial  Statements as of January 31,
      1998, 1997, and 1996 .....................................................F-6

    Unaudited Consolidated Balance Sheet as of July 31, 1998 ...................F-12

    Unaudited Consolidated Statements of Operations for the Six Months
      Ended July 31, 1998 and 1997 .............................................F-13

    Unaudited  Consolidated  Statements  of Cash Flows for the Six
      Months Ended July 31, 1998 and 1997 ......................................F-14

    Unaudited Statements of Stockholders' Equity for the Six
      Months Ended July 31, 1998 and 1997 ......................................F-15

    Notes to  Unaudited Consolidated Financial Statements as of
      July 31, 1998.............................................................F-16

 (b) Pro Forma Financial Information

     Unaudited Pro Forma Combined Balance Sheet of SM&A Corporation
       and Subsidiaries as of June 30, 1998 ....................................F-18

     Notes to  Unaudited Pro Forma Combined Balance Sheet as of
       June 30, 1998 ...........................................................F-19

     Unaudited Pro Forma Condensed Combined Statement of Operations of SM&A
       Corporation and Subsidiaries for the Six Months Ended June 30, 1998......F-20

     Unaudited Pro Forma Condensed Combined Statement Of Operations of SM&A
       Corporation and Subsidiaries for the Twelve Months Ended
       December 31, 1997 .......................................................F-21

     Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
     for the Six Months Ended June 30, 1998 and Twelve Months Ended December 31,
     1997 ......................................................................F-22


(c) Exhibits:

      None

                         Report of Independent Auditors





To the Board of Directors of Decision-Science Applications, Inc.:

We have audited the accompanying consolidated balance sheets of Decision-Science Applications, Inc. and subsidiary as of January 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Decision-Science Applications, Inc. and subsidiary as of January 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Washington, DC
April 13, 1998

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                            JANUARY 31, 1998 AND 1997


                                         ASSETS

                                                                            1998                   1997
                                                                        ------------           ------------
CURRENT ASSETS:
  Cash and cash equivalents ..................................          $     30,831           $    698,321
  Accounts receivable ........................................            12,687,706             10,174,220
  Prepaid expenses and other assets ..........................               276,821                236,490
  Refundable income taxes ....................................               697,000                     --
                                                                        ------------           ------------
          Total current assets ...............................            13,692,358             11,109,031
                                                                        ------------           ------------
PROPERTY AND EQUIPMENT:
  Furniture and equipment ....................................             4,067,829              3,437,679
  Leasehold improvements .....................................               506,656                429,603
                                                                        ------------           ------------
                                                                           4,574,485              3,867,282
  Less accumulated depreciation and amortization .............            (3,366,054)            (2,743,567)
                                                                        ------------           ------------
                                                                           1,208,431              1,123,715
                                                                        ------------           ------------
OTHER ASSETS:
  Capitalized software development costs -- net of
     accumulated amortization -- $732,067 and $494,294,
     respectively ............................................             1,486,527              1,107,241
DEFERRED TAXES ON INCOME .....................................               250,700                     --
                                                                        ------------           ------------
                                                                        $ 16,638,016           $ 13,339,987
                                                                        ============           ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Note payable to bank .......................................          $  1,795,000           $         --
  Accounts payable and accrued expenses ......................               939,709                565,807
  Accrued salaries, benefits, and amounts withheld ...........             2,771,725              2,955,129
  Unearned revenue ...........................................               144,799                237,362
  Income taxes payable .......................................                    --                524,000
  Deferred taxes on income ...................................             4,088,000              2,559,500
                                                                        ------------           ------------
          Total current liabilities ..........................             9,739,233              6,841,798
                                                                        ------------           ------------
LONG-TERM NOTES PAYABLE ......................................                20,739                 19,162
ACCRUED RENT .................................................               374,879                523,006
DEFERRED TAXES ON INCOME .....................................                    --                322,000
STOCKHOLDERS' EQUITY:
  Common Stock, par value $.01 per share; authorized,
     1,000,000 shares; issued, 115,900 shares ................                 1,159                  1,159
  Retained earnings ..........................................             6,568,185              6,160,061
                                                                        ------------           ------------
                                                                           6,569,344              6,161,220
  Less shares of Common Stock in treasury, at cost -- 8,076
     shares -- 1998; 29,467 shares -- 1997 ...................               (66,179)              (527,199)
                                                                        ------------           ------------
                                                                           6,503,165              5,634,021
                                                                        ------------           ------------
                                                                        $ 16,638,016           $ 13,339,987
                                                                        ============           ============



                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


                                                1998          1997          1996
                                            ------------  ------------  ------------
CONTRACT REVENUES.......................    $ 36,888,310  $ 30,670,236  $ 24,203,744
                                            ------------  ------------  ------------
COSTS AND EXPENSES:
  Cost of contract services.............      31,263,866    25,241,811    19,938,474
  General and administrative............       2,732,497     2,320,676     1,663,409
  Other expenses........................       1,988,284     1,045,209       671,231
                                            ------------  ------------  ------------
                                              35,984,647    28,607,696    22,273,114
                                            ------------  ------------  ------------
                                                 903,663     2,062,540     1,930,630
INTEREST AND OTHER INCOME...............         112,630       163,962        86,423
INTEREST EXPENSE........................         (11,026)      (29,986)      (28,515)
                                            ------------  ------------  ------------
EARNINGS BEFORE TAXES ON INCOME.........       1,005,267     2,196,516     1,988,538
TAXES ON INCOME.........................         391,000       900,500       724,200
                                            ------------  ------------  ------------
NET EARNINGS............................    $    614,267  $  1,296,016  $  1,264,338
                                            ============  ============  ============



                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


                                       COMMON  STOCK                        TREASURY  STOCK
                                ------------------------                -------------------------
                                                           RETAINED
                                   SHARES       AMOUNT     EARNINGS       SHARES        AMOUNT         TOTAL
                                -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, FEBRUARY 1, 1995 ....      115,900  $     1,159  $ 3,656,082        39,509   $  (659,843)  $ 2,997,398
  Net earnings ...............           --           --    1,264,338            --            --     1,264,338
  Stock option plan activity .           --           --      (86,476)       (7,232)      175,299        88,823
  Repurchase of common stock .           --           --           --         7,161      (197,580)     (197,580)
  Tax benefit from exercise of
     stock options ...........           --           --       44,400            --            --        44,400
                                -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, JANUARY 31, 1996 ....      115,900        1,159    4,878,344        39,438      (682,124)    4,197,379
  Net earnings ...............           --           --    1,296,016            --            --     1,296,016
  Stock option plan activity .           --           --     (126,899)      (15,257)      372,893       245,994
  Repurchase of common stock .           --           --           --         5,286      (217,968)     (217,968)
  Tax benefit from exercise of
     stock options ...........           --           --      112,600            --            --       112,600
                                -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, JANUARY 31, 1997 ....      115,900        1,159    6,160,061        29,467      (527,199)    5,634,021
  Net earnings ...............           --           --      614,267            --            --       614,267
  Stock option plan activity .           --           --     (206,143)      (26,363)      686,005       479,862
  Repurchase of common stock .           --           --           --         4,972      (224,985)     (224,985)
                                -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, JANUARY 31, 1998 ....      115,900  $     1,159  $ 6,568,185         8,076   $   (66,179)  $ 6,503,165
                                ===========  ===========  ===========   ===========   ===========   ===========



                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996



                                                              1998          1997          1996
                                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Reconciliation of net earnings to net cash (used in)

     provided by operating activities:

  Net earnings .........................................  $   614,267   $ 1,296,016   $ 1,264,338

  Depreciation and amortization ........................      860,260       605,940       723,695

  Write-off of investment in joint venture .............      270,000            --            --

  Interest added to principal of notes payable .........        1,577         1,535         1,543

  Deferred taxes on income .............................      955,900       373,325       683,594

  Accrued rent .........................................     (148,127)     (316,284)     (299,281)

  Decrease (increase) in:

     Accounts receivable ...............................   (2,513,486)      102,703    (1,608,119)

     Prepaid expenses and other assets .................      (40,331)     (143,981)       30,442

     Refundable income taxes ...........................     (697,000)      149,000       384,000

  Increase (decrease) in:

     Accounts payable and accrued expenses .............      373,802       175,530      (386,321)

     Accrued salaries, benefits, and amounts withheld ..     (183,404)    1,103,574       156,145

     Unearned revenue ..................................      (92,563)      157,955       (13,712)

     Income taxes payable ..............................     (524,000)      524,000            --
                                                          -----------   -----------   -----------

          Net cash (used in) provided by operating
            activities .................................   (1,123,105)    4,029,313       936,324
                                                          -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of property and equipment ...................     (707,203)     (485,125)     (441,644)

  Capitalized software development costs ...............     (617,059)     (583,212)     (437,909)

  Investment in joint venture ..........................     (270,000)           --            --
                                                          -----------   -----------   -----------

          Net cash used in investing activities ........   (1,594,262)   (1,068,337)     (879,553)
                                                          -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Borrowings under line-of-credit agreement ............    1,795,000            --     2,300,000

  Repayments under line-of-credit agreement ............           --    (2,300,000)   (2,250,000)

  Repayments of long-term notes payable ................           --        (1,805)           --

  Stock option plan activity ...........................      479,862       245,994        88,823

  Repurchase of common stock ...........................     (224,985)     (217,968)     (197,580)
                                                          -----------   -----------   -----------

          Net cash provided by (used in) financing
            activities .................................    2,049,877    (2,273,779)      (58,757)
                                                          -----------   -----------   -----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS ...     (667,490)      687,197        (1,986)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...........      698,321        11,124        13,110
                                                          -----------   -----------   -----------

CASH AND CASH EQUIVALENTS, END OF YEAR .................  $    30,831   $   698,321   $    11,124
                                                          ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE:

  Cash paid during the year for interest ...............  $     9,449   $    33,739   $    28,515
                                                          ===========   ===========   ===========

  Cash paid during the year for taxes ..................  $   656,141   $     1,688   $        --
                                                          ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Reduction in current tax liability resulting from tax
     benefit from exercise of stock options ............  $        --   $   112,600   $    44,400
                                                          ===========   ===========   ===========



                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business -- Decision-Science Applications, Inc. (the Company) is a privately owned technical services corporation. DSA's key areas of expertise are in information systems, software development, electrical engineering, telecommunications and physics.

Basis of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, DSA Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Contract Revenues -- Substantially all the Company's services are performed for the United States Government under various cost reimbursable and fixed-price contracts. For financial reporting purposes, the Company records revenue from fixed-price contracts on the percentage-of-completion method and from cost-reimbursable contracts, including cost-plus-fixed-fee contracts, on the basis of reimbursable costs plus a pro rata portion of the fee. Contract costs for services supplied to the U.S. Government, including indirect expenses, are subject to audit by the Government's representatives. All contract revenues are recorded in amounts that are expected to be realized upon final settlement. Government audits have been completed through fiscal year 1997.

Software Revenues -- The Company has a Master Development and Distribution Agreement for the licensing of several software products to a manufacturer of test instruments. The Company receives royalties from the instrument manufacturer as software product units are sold and distributed. The Company recognizes royalty revenue as payments are received from the instrument manufacturer.

Unbilled Receivables -- Unbilled receivables include certain costs and a portion of the fee or expected profit which is billable upon completion of the contracts or the completion of certain tasks under terms of the contracts.

Depreciation and Amortization -- The cost of furniture and equipment is depreciated from the date of installation using accelerated and straight-line methods over the estimated useful lives of the various classes of property, which range from five to eight years.

The cost of leasehold improvements is amortized on the straight-line method based on the shorter of the estimated useful lives of the improvements or remaining lease period.

Capitalized Software Development Costs -- The Company capitalizes certain product related software development costs after technological feasibility has been reached. These costs are amortized on the greater of the straight-line method over the product's remaining estimated economic life or the ratio of the product's current gross revenues to the total of the product's current and anticipated future gross revenues. Amortization costs for the years ended January 31, 1998, 1997, and 1996, were approximately $238,000, $104,000, and
$180,000, respectively.

Income Taxes -- Income taxes are accounted for using Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


Cash and Cash Equivalents -- For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Stock Option Plan -- The Company accounts for its stock-based compensation plan under APB Opinion No. 25. In 1997, the Company adopted the disclosures provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

Reclassifications -- Certain reclassifications have been made to prior-year balances to conform to the current-year presentation.

2. INVESTMENT IN JOINT VENTURE

On January 1, 1996, the Company entered into an agreement which established SMD Software LLC, a limited liability company (LLC), with SpaceLabs Medical, Inc. The Company contributed internally developed software for a 45% interest. The book value of the contributed software was $0.00. During fiscal year 1998, the Company made an additional capital contribution of $270,000 to the joint venture. This additional investment was subsequently written down to $0.00 because of the uncertainty of future earnings from the joint venture and the realizability of this investment. Therefore, no investment has been recorded in the financial statements of the Company as of and for the years ended January 31, 1997 and 1998. The investment is accounted for under the equity method. Profits or losses are allocated based upon the respective ownership interest of each partner.

The Company recorded approximately $700,000 and $1,000,000 of revenues from sales to SMD Software LLC, during the years ended January 31, 1998 and 1997, respectively.

3. ACCOUNTS RECEIVABLE

At January 31, accounts receivable consisted of the following:

               1998         1997
           -----------  -----------
Billed ..  $11,607,341  $ 9,486,590
Unbilled     1,080,365      687,630
           -----------  -----------
           $12,687,706  $10,174,220
           ===========  ===========

4. NOTE PAYABLE TO BANK

Effective June 30, 1997, the Company renewed a line of credit with a bank to provide for borrowings up to $2,750,000 at 1/2 of 1% over the bank's prime rate, secured by all accounts receivable of the Company. Borrowings at January 31, 1998, amounted to $1,795,000. The agreement requires the Company to maintain certain working capital and other financial ratios. The agreement, unless renewed, expires on June 30, 1999.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


5. LONG-TERM NOTES PAYABLE

At January 31, notes payable consisted of the following:

                                                          1998     1997
                                                        -------  --------
Notes payable to employees and employees' families: the
  notes bear interest at prime less  1/2 of 1%; the
  balance includes principal and accumulated  interest
  and is payable eighteen months after written request
  from the holders of the notes and is subordinated to
  any Company bank indebtedness; at the Company's
  discretion, payments may be made prior to the due
  date................................................  $20,739  $ 19,162
                                                        =======  ========

6.TAXES ON INCOME

The provision for taxes on income includes the following for the years ended January 31:

                                       1998              1997             1996
                                    ---------         ---------        ---------
Current:
  Federal ..................        $(271,000)        $ 495,200        $  36,000
  State ....................         (116,000)          116,800            5,200
                                    ---------         ---------        ---------
                                     (387,000)          612,000           41,200
                                    ---------         ---------        ---------
Deferred:
  Federal ..................          623,000           167,300          605,000
  State ....................          155,000           121,200           78,000
                                    ---------         ---------        ---------
                                      778,000           288,500          683,000
                                    ---------         ---------        ---------
                                    $ 391,000         $ 900,500        $ 724,200
                                    =========         =========        =========

Deferred Income Taxes -- The principal components of the deferred portion of the provision for income taxes for the years ended January 31, 1998, 1997 and 1996 are as follows:

                                           1998           1997          1996
                                        ---------      ---------      ---------
Accrual to cash conversion ........     $ 814,000      $ 351,000      $ 827,000
Capitalized software ..............       133,000       (168,000)       (90,000)
Net operating loss ................      (227,000)            --        (79,000)
Other .............................       (97,000)       (15,700)       (53,000)
State income taxes ................       155,000        121,200         78,000
                                        ---------      ---------      ---------
                                        $ 778,000      $ 288,500      $ 683,000
                                        =========      =========      =========

The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax liability at January 31, 1998 and 1997, is as follows:

                                                      1998              1997
                                                  -----------       -----------
Current:
  Accrual to cash conversion ...............      $(3,009,000)      $(2,208,000)
  Capitalized software .....................         (521,000)               --
  State taxes ..............................         (558,000)         (403,000)
  Other ....................................               --            52,000
                                                  -----------       -----------
Current deferred tax liability .............      $(4,088,000)      $(2,559,000)
                                                  ===========       ===========

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


                                                           1998          1997
                                                        ---------     ---------
Noncurrent:
  Alternative minimum tax credit ..................     $ 227,000     $      --
  Capitalized software ............................            --      (388,000)
  Fixed asset basis difference ....................        23,700        86,000
  Other ...........................................            --       (20,000)
                                                        ---------     ---------
Noncurrent deferred tax asset (liability) .........     $ 250,700     $(322,000)
                                                        =========     =========

        Effective and Statutory Rate Reconciliation - The differences between the effective rate in the provision for income taxes and the statutory rate for federal income taxes for the years ended January 31, 1998, 1997 and 1996 are as follows:

                                                1998        1997        1996
                                             ---------   ---------   ---------
Statutory federal income tax rate .........         35%         35%         35%
                                             =========   =========   =========
Provision computed at federal
statutory rate ............................  $ 352,000   $ 769,000   $ 696,000
State income taxes, net of federal benefit      39,000      86,000      43,000
Other .....................................         --      45,500     (14,800)
                                             ---------   ---------   ---------
                                             $ 391,000   $ 900,500   $ 724,200
                                             =========   =========   =========

         7. EMPLOYEE BENEFIT PLANS

         The Company maintains a profit-sharing retirement plan and trust, which is qualified as to form under Sections 40l(a) and 401(k) of the Internal Revenue Code. It is Company policy to contribute annually an amount equal to a certain percentage of qualified employees' salaries. Employees may elect to make voluntary contributions on either a pretax or after-tax basis, or both, subject to certain plan and statutory limitations. The Company's contributions for the years ended January 31, 1998, 1997, and 1996, were $1,187,800, $1,211,744, and
$1,027,475, respectively.

         The Company has an Employee Stock Ownership Plan, which is qualified under Section 401(a) of the Internal Revenue Code. All permanent employees with two years' service are eligible for the plan. Only the Company may contribute to the plan. All contributions are discretionary and may be paid in cash or in shares of Company stock. Contributions will be allocated to eligible participants based on the ratio that each such eligible participant's compensation for the plan year bears to the total compensation of all such eligible participants for the plan year. The Company made no contributions during the years ended January 31, 1998, 1997, and 1996.

         8. STOCKHOLDERS' EQUITY

         In accordance with the terms of a stock purchase agreement, the Company has an option to repurchase outstanding shares should certain events, as defined in the agreement, occur. The repurchase price is the book value of stock as of the end of the month in which such events occur.

         The Company has a stock option plan which allows for the granting of incentive options to Company officers and employees to purchase shares of common stock at an option price set by the Board of Directors to approximate fair market value on the date of the grant. All options granted expire five years from the date of grant. A total of 750,000 shares of common stock has been reserved for this plan.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


         Stock option activity for the years ended January 31, 1998, 1997, and 1996, is as follows:

                                                                               END OF YEAR
                                                                      ---------------------------------
                                                      WEIGHTED                            WEIGHTED
                                      OPTIONS          AVERAGE           OPTIONS           AVERAGE
                                    OUTSTANDING     OPTION PRICE       EXERCISABLE       OPTION PRICE
                                 ---------------- ----------------    -------------    ----------------
Outstanding at February 1, 1995      132,134      $         19.07
  Granted....................         63,220      $         27.96
  Exercised..................         (7,232)     $         12.28
  Canceled...................        (14,959)     $         16.82
                                 -----------
Outstanding at January 31, 1996      173,163      $         23.79         154,794           $21.77
                                                                      ===========           ======
  Granted....................         38,490      $         36.78
  Exercised..................        (15,257)     $         24.44
  Canceled...................        (16,720)     $         25.78
  Forfeited..................         (2,526)     $         25.78
                                 -----------
Outstanding at January 31, 1997      177,150      $         26.34         114,285           $23.24
                                                                      ===========           ======
  Granted....................         12,655      $         44.32
  Exercised..................        (26,363)     $         26.02
  Canceled...................        (57,663)     $         21.09
  Forfeited..................         (2,859)     $         17.20
                                 -----------
Outstanding at January 31, 1998      102,920      $          31.84          67,093          $29.27
                                 ===========                           ===========          ======
Option Price Range...........                     $21.46 to $44.32


        In 1997, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for its stock-based compensation plan under APB Opinion No. 25. For SFAS No. 123 purposes, the fair value of each option has been estimated as of the date of grant using the minimum value method with a risk-free interest rate of 6% and an expected life of approximately five years. Using these assumptions, the fair value of the stock options is approximately $139,000, $437,000, and $350,000 for the years ended January 31, 1998, 1997, and 1996, respectively, which would be amortized over the vesting period of the options. Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net earnings for the years ended January 31, 1998, 1997, and 1996, would be reduced to the following pro forma amounts:


1998
Net income:
  As reported    $  614,267
  Pro forma..       590,693

1997
Net income:
  As reported    $1,296,016
  Pro forma..     1,227,884


1996
Net income:
  As reported    $1,264,338
  Pro forma..     1,236,358

         The resulting pro forma compensation expense may not be representative of that expected in future years.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996


9. COMMITMENTS

Lease Obligations -- The Company leases office space in Virginia, Texas, Colorado, and New York. The lease of the New York facility expires in 2001. The lease of the San Antonio facility expires in 2003. The lease of the Colorado facility expires in 2000. The lease of the Virginia facility provides for a rent abatement arrangement during the first two years of the lease term that expires in 1999. The Company is accounting for the cost of these leases by recognizing rent expense on a straight-line basis over the lease term. The leases contain an escalation clause related to increases in the Consumer Price Index and provides options for both extension and expansion. During the year the Company acquired additional spaces in Virginia and Texas Offices, which did not affect the lease expiration periods. The following is a composite schedule, by year, of minimum rental payments as of January 31, 1998:


          YEAR ENDING
          JANUARY 31,               AMOUNT
-----------------------------    ------------
  1999........................   $ 2,082,000
  2000........................       273,000
  2001........................       194,000
  2002........................       160,000
  2003........................        13,000
                                 -----------
  Total minimum lease payments   $ 2,722,000
                                 ===========

Rental expense for the years ended January 31, 1998, 1997, and 1996, was $1,915,241, $1,708,531, and $1,614,624, respectively. Rental of a portion of the Company's leased space in Virginia resulted in revenue of $64,100, $58,759, and $13,035, for the years ended January 31, 1998, 1997, and 1996, respectively.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                      UNAUDITED CONSOLIDATED BALANCE SHEET


                                ASSETS

                                                                   JULY 31, 1998
                                                                   --------------
Current Assets:
  Cash and cash equivalents ...................................    $  2,845,647
  Accounts receivable .........................................       9,772,605
  Prepaid expenses and other current assets ...................         305,879
                                                                   ------------
     Total current assets .....................................    $ 12,924,131
                                                                   ------------
Property and Equipment:
  Furniture and equipment .....................................       4,313,653
  Leasehold improvements ......................................         559,665
                                                                   ------------
                                                                      4,873,318
  Less accumulated depreciation and amortization ..............      (3,684,454)
                                                                   ------------
     Net furniture, equipment and leaseholds ..................       1,188,864
                                                                   ------------
Other Assets:
  Capitalized software development costs ......................       1,670,208
  Equity in joint venture .....................................          66,272
  Deferred taxes on income ....................................         250,700
                                                                   ------------
     Total assets .............................................    $ 16,100,175
                                                                   ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable ............................................    $  1,024,540
  Accrued salaries, benefits, and amounts withheld ............       5,981,742
  Unearned revenue ............................................         375,967
  Income taxes payable ........................................         764,356
                                                                   ------------
     Total current liabilities ................................       8,146,605
Notes payable, excluding current portion ......................          21,633
Accrued rent ..................................................         214,646
                                                                   ------------
     Total liabilities ........................................       8,382,884
                                                                   ------------
Stockholders' Equity:
  Common stock ................................................           1,159
  Retained earnings ...........................................       7,716,132
                                                                   ------------
     Total stockholders' equity ...............................       7,717,291
                                                                   ------------
     Total liabilities and stockholders' equity ...............    $ 16,100,175
                                                                   ============


           See notes to unaudited consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     FOR THE SIX MONTHS ENDED
                                                   ------------------------------
                                                   JULY 31, 1998    JULY 31, 1997
                                                   -------------    -------------
Contract revenues ...............................   $ 16,476,655    $ 17,587,526

Costs and expenses:
  Costs and contract services ...................      9,134,107      10,607,323
  General and administrative ....................      8,679,076       5,464,108
  Other expenses ................................         17,553          60,594
                                                    ------------    ------------
     Total costs and expenses of revenues .......     17,830,736      16,132,025
                                                    ------------    ------------
Operating income (loss) .........................     (1,354,081)      1,455,501
Interest and other income .......................         51,328          70,873
Interest expense ................................         22,450           4,300
                                                    ------------    ------------

Earnings (loss) before income taxes .............     (1,325,203)      1,522,074
Income tax expense (benefit) ....................       (526,000)        623,600
                                                    ------------    ------------
Net earnings (loss) .............................   $   (799,203)   $    898,474
                                                    ============    ============


           See notes to unaudited consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                      FOR THE SIX MONTHS ENDED
                                                    -----------------------------
                                                    JULY 31, 1998   JULY 31, 1997
                                                    -------------   -------------
Cash flows from operating activities:
  Net earnings (loss) ............................   $  (799,203)   $   898,474
Adjustments to reconcile net earnings (loss)
to net cash provided by operating activities:
  Depreciation and amortization ..................       520,354        354,364
  Accrued rent ...................................      (160,233)       (14,019)
  Interest added to notes payable ................           894          1,853
  Deferred taxes on income .......................            --        623,600
  Changes in:
     Accounts receivable .........................     2,915,101     (1,685,248)
     Prepaid expenses and other current assets ...       667,942         61,057
     Accounts payable ............................        84,831        786,731
     Accrued expenses ............................     3,210,017       (138,952)
     Unearned revenue ............................       231,168             --
     Income taxes payable ........................    (1,225,644)      (634,249)
                                                     -----------    -----------
       Net cash provided by operating activities .     5,445,227        253,611
                                                     -----------    -----------

Cash flows from investing activities:
  Purchase of property and equipment .............      (298,833)      (422,936)
  Increase capitalized software ..................      (385,635)      (338,083)
  Investment in joint venture ....................       (66,272)            --
                                                     -----------    -----------
       Net cash used in investing activities .....      (750,740)      (761,019)
                                                     -----------    -----------

Cash flows from financing activities:
  Borrowings under line-of-credit agreement ......       500,000             --
  Repayments under line-of-credit agreement ......    (2,295,000)            --
  Stock option plan activity .....................        (1,559)        67,865
  Repurchase of common stock .....................       (83,112)            --
                                                     -----------    -----------
       Net cash (used in) provided by
financing activities .............................    (1,879,671)        67,865
                                                     -----------    -----------

Net increase (decrease) in cash and cash .........     2,814,816       (439,543)
equivalents
Cash and cash equivalents, beginning of period ...        30,831        698,321
                                                     -----------    -----------
Cash and cash equivalents, end of period .........   $ 2,845,647    $   258,778
                                                     ===========    ===========

        Supplemental disclosure of non-cash activities: Income taxes payable as of July 31, 1998 has been reduced by $2.098 million as a result of a current income tax benefit from the repurchase of stock options prior to the acquisition.


            See notes to unaudited consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

            UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                     COMMON  STOCK                          TREASURY  STOCK
                                ------------------------                ------------------------
                                                           RETAINED
                                   SHARES       AMOUNT     EARNINGS       SHARES        AMOUNT        TOTAL
                                -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, FEBRUARY 1, 1997 ....      115,900  $     1,159  $ 6,160,061        29,467   $  (527,199)  $ 5,634,021
  Net earnings ...............           --           --      898,474            --            --       898,474
  Stock option plan activity .           --           --     (132,771)       (5,470)      227,031        94,260
  Repurchase of common stock .           --           --           --           612       (26,396)      (26,396)
                                -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, JULY 31, 1997 .......      115,900  $     1,159  $ 6,925,764        24,609   $  (326,564)  $ 6,600,359
                                ===========  ===========  ===========   ===========   ===========   ===========



                                         COMMON STOCK                          TREASURY STOCK
                                  ------------------------                ------------------------
                                                             RETAINED
                                     SHARES       AMOUNT     EARNINGS        SHARES        AMOUNT       TOTAL
                                  -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, FEBRUARY 1, 1998 ......      115,900  $     1,159  $ 6,568,185         8,076   $   (66,179)  $ 6,503,165
  Net loss .....................           --           --     (799,203)           --            --      (799,203)
  Stock option plan activity ...           --           --       (1,559)         (560)       15,527        13,968
  Repurchase of common stock ...           --           --           --         1,160       (98,639)      (98,639)
  Write-off of treasury stock
    at acquisition .............           --           --     (149,291)       (8,676)      149,291            --
  Tax  benefit  of stock  option
    buyback ....................           --           --    2,098,000            --            --     2,098,000
                                  -----------  -----------  -----------   -----------   -----------   -----------
BALANCE, JULY 31, 1998 .........      115,900  $     1,159  $ 7,716,132            --   $        --   $ 7,717,291
                                  ===========  ===========  ===========   ===========   ===========   ===========


            See notes to unaudited consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     SIX MONTHS ENDED JULY 31, 1998 AND 1997


NOTE 1.  BASIS OF PRESENTATION

         The accompanying unaudited interim consolidated financial statements of Decision-Science Applications, Inc. and Subsidiary ("DSA") have been prepared on a basis consistent with the rules of the Securities and Exchange Commission for Reports on Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The information furnished herein includes all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for these interim periods.

         The results of operations for the six months ended July 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

         In addition, these financial statements should be read in conjunction with DSA's audited financial statements and notes thereto for the year ended January 31, 1998.

NOTE 2.  BUSINESS COMBINATION

         On August 20, 1998, DSA was acquired by SM&A Corporation for approximately $28 million in a stock-for-stock and cash exchange merger. The transaction was accounted for using the purchase method of accounting. The preliminary allocation of the purchase price to the net assets acquired could change. The allocation is summarized below:

                                       (IN THOUSANDS)
Stock consideration paid .............  $ 14,375
Cash paid ............................    14,035
Acquisition expenses .................       656
                                        --------
          Total consideration ........    29,066
Less book value of net assets acquired    (7,717)
                                        --------
          Estimated goodwill .........  $ 21,349
                                        ========

         The purchase price included 714,839 shares of common stock of SM&A Corporation, valued as of July 21, 1998 based on an average market price (20-day trading price of $20.11).

                       SM&A CORPORATION AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


         The following unaudited pro forma condensed combined financial information is based upon the historical combined financial statements of SM&A, Space Applications Corporation ("SAC") and DSA and has been prepared to illustrate the effects of this offering and the Acquisitions.

         The unaudited pro forma condensed combined balance sheet as of June 30, 1998 gives effect to the acquisition of DSA under the purchase method of accounting as if such transaction had been completed on June 30, 1998 and combines the balance sheet of the Company and DSA as of June 30, 1998.

         The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, was prepared based upon the pro forma results of operations of the Company and the historical results of operations of SAC and DSA for such periods as if the Acquisitions had been completed on January 1, 1997. The pro forma results of operations of the Company also give effect to the following: (i) additional compensation for three principal executive officers under the Executive Compensation Program and (ii) provisions for federal and state income taxes as if the Company had been taxed as a C corporation at an assumed statutory rate of approximately 40%. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 1998 was prepared based upon the historical results of operations of the Company (which includes the historical results of SAC from May 18, 1998, the date of acquisition, to June 30, 1998) and the historical results of operations of SAC for the period January 1, 1998 to May 18, 1998 and DSA for the six months ended June 30, 1998 as if the Acquisitions had been completed on January 1, 1998.

         The unaudited pro forma condensed combined financial data are a presentation of historical results with accounting adjustments (consisting of normal recurring entries), which in the opinion of management, are necessary for a fair presentation of such information. This financial information has been provided for comparative purposes only and does not purport to be indicative of results which would actually have been obtained had the transactions described above been effected on the date indicated or of results which may be obtained in the future. The unaudited pro forma financial information does not reflect certain cost savings that management believes would have been realized had the Acquisitions been consummated at the beginning of the periods presented. Management believes that such savings would have been realized primarily through the discontinuance of certain stock repurchase programs and other special incentives paid to employees of SAC and DSA in 1997 and 1998 in addition to scheduled salary and bonus compensation. In addition, management believes that the Acquisitions would have enabled the Company to achieve additional savings as a result of certain economies of scale with respect to facility costs and various selling, general and administrative functions. There can be no assurance that the Company would have actually realized any such cost savings had the Acquisitions been consummated at the beginning of the periods presented or that the Company will realize any such cost savings in the future.

                        SM&A CORPORATION AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF JUNE 30, 1998


                                                              HISTORICAL                 PRO FORMA
                                                         -------------------  -------------------------------
                                                           SM&A       DSA     ADJUSTMENTS   NOTES    COMBINED
                                                         --------   --------  -----------   -----    --------
                                                                           (IN THOUSANDS)
ASSETS

Current assets:
  Cash and cash equivalents ...........................  $ 16,217   $  3,322  $(14,035)      (a)     $   3,055
                                                                                (2,449)      (b)
  Accounts receivable, net allowance for doubtful
     accounts .........................................     9,636      7,462        --                  17,098
  Costs and estimated earnings in excess of
     billings on contracts in progress ................     2,011      1,494        --                   3,505
  Inventory ...........................................       198         --        --                     198
  Advances to employees ...............................        --         --        --                      --
  Prepaid expenses and other current assets ...........       756        319        --                   1,075
                                                         --------   --------  --------                --------
          Total current assets ........................    28,818     12,597   (16,484)                 24,931
Property and equipment, net ...........................     1,346      1,231        --                   2,577
Other assets ..........................................       822      1,989        --                   2,811
Notes receivable, officers ............................     1,124         --        --                   1,124
Costs in excess of net assets of business acquired, net    13,859         --    21,825       (a)        35,684
                                                         --------   --------  --------                --------
          Total assets ................................  $ 45,969   $ 15,817  $  5,341                $ 67,127
                                                         ========   ========  ========                ========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ....................................  $  1,065   $    710  $     --                $  1,775
  Current portion of long-term debt ...................        11         --        --                      11
  Accrued salaries, wages, and payroll taxes ..........     4,332      3,315        --                   7,647
  Accrued bonus .......................................       815         --        --                     815
  Income taxes payable ................................       841         --        --                     841
  Other liabilities ...................................        31        391       656       (c)         1,078
                                                         --------   --------  --------                --------
          Total current liabilities ...................     7,095      4,416       656                  12,167
Accrued rent ..........................................        52        242        --                     294
Deferred tax liability ................................       161      3,896        --                   4,057
Other deferreds .......................................       492         --        --                     492
Long-term debt, excluding current portion .............       534         22        --                     556
                                                         --------   --------  --------                --------
          Total liabilities ...........................     8,334      8,576       656                  17,566
Stockholders' equity:
  Common stock, no par value ..........................       158          1         7       (a)           165
                                                                                    (1)      (d)
  Additional paid-in capital ..........................    39,953         --    14,368       (a)        51,872
                                                                                (2,449)      (b)
  Retained earnings (accumulated deficit) .............    (2,476)     7,240    (7,240)      (d)        (2,476)
                                                         --------   --------  --------                --------
          Total Stockholders' equity ..................    37,635      7,241     4,685                  49,561
                                                         --------   --------  --------                --------
          Total liabilities and Stockholders' equity ..  $ 45,969   $ 15,817  $  5,341                $ 67,127
                                                         ========   ========  ========                ========

            See notes to unaudited pro forma combined balance sheet.

                        SM&A CORPORATION AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF JUNE 30, 1998


         The unaudited pro forma combined balance sheet for SM&A as of June 30, 1998 has been prepared to reflect the acquisition of the net assets of DSA under the purchase method of accounting. The purchase price has been allocated to the net assets purchased based upon the book value, which approximates the estimated fair values, on the date of the acquisition. The Company is currently in the process of valuing the assets acquired. The preliminary allocation of the purchase price to the net assets acquired follows:

                                                      (IN THOUSANDS)
Stock consideration .................................  $ 14,375(a)
Cash ................................................    14,035(a)
Acquisition expenses ................................       656(d)
                                                       --------
          Total consideration .......................    29,066
Less book value of net assets
acquired as of June 30, 1998 ........................    (7,241)
                                                       --------
          Estimated goodwill ........................  $ 21,825(a)
                                                       ========


(a) To record the acquisition of DSA for an aggregate purchase price of approximately $28.0 million, subject to adjustment. The purchase price will be in the form of (a) cash of approximately $14.0 million and (b) 714,839 shares of SM&A common stock, valued as of July 21, 1998 based on an average market price (20-day trailing price of $20.11). The purchase will result in $21.8 million in goodwill based on total consideration costs and book value of DSA assets and liabilities at June 30, 1998. The preliminary allocation of the purchase price to net assets acquired could change.

(b) To reflect cash paid by DSA to cancel certain DSA options outstanding, prior to the Company's acquisition of DSA.

(c) To reflect $656,000 of estimated liability incurred by SM&A associated with professional services (legal and accounting) rendered in connection with the acquisition of DSA.

(d)     To eliminate all DSA shareholders' equity balances as of June 30, 1998.

                        SM&A CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998


                                                   SAC JANUARY               SAC/DSA
                                                     1, 1998-                PRO FORMA
                                          SM&A     MAY 18, 1998      DSA     ADJUSTMENTS   NOTES  COMBINED
                                        --------  -------------   --------   ---------     -----  --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net revenues .........................  $ 24,121     $ 11,877     $ 17,378   $     --             $ 53,376
Cost of revenues .....................    13,499        8,655       14,655     (2,738)       (a)    34,071
                                        --------     --------     --------   --------             --------
     Gross profit ....................    10,622        3,222        2,723      2,738               19,305
Selling, general and administrative
  expenses ...........................     4,637        3,338        2,377        574        (c)    13,664
                                                                                2,738        (a)
                                        --------     --------     --------   --------             --------
     Operating income ................     5,985         (116)         346       (574)               5,641
Other (income) expense:
  Interest expense ...................        66           89           23         --                  178
  Other (income) expense, net ........    (1,220)          90          (44)       352        (e)      (822)
                                        --------     --------     --------   --------             --------
     Earnings (loss) before income
       taxes .........................     7,139         (295)         367       (926)               6,285
Income tax expense (benefit) .........     2,936         (115)         116       (141)       (e)     2,796
                                        --------     --------     --------   --------             --------
     Net earnings (loss) .............  $  4,203     $   (180)    $    251   $   (785)            $  3,489
                                        ========     ========     ========   ========             ========
Earnings per common share:
  Basic ..............................  $   0.28                                                  $   0.22
                                        ========                                                  ========
  Diluted ............................  $   0.28                                                  $   0.21
                                        ========                                                  ========
Weighted average common shares used in
  computing share amounts:
  Basic ..............................    14,825                                                    16,210
                                        ========                                                  ========
  Diluted ............................    15,042                                                    16,524
                                        ========                                                  ========



  See notes to unaudited pro forma condensed combined statement of operations.

                        SM&A CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      TWELVE MONTHS ENDED DECEMBER 31, 1997


                                             SM&A                                                 SAC/DSA
                                           PRO FORMA              SM&A                           PRO FORMA
                                   SM&A   ADJUSTMENTS   NOTES   PRO FORMA    SAC        DSA      ADJUSTMENTS    NOTES   COMBINED
                                 -------- -----------  -------  ---------  --------   --------   -----------   -------  --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues .................   $ 36,962  $     --             $ 36,962   $ 26,816   $ 37,742   $     --               $101,520
Cost of revenues .............     20,529        --               20,529     18,556     31,457     (4,934)       (a)      65,608
                                 --------  --------             --------   --------   --------   --------               --------
    Gross profit .............     16,433                         16,433      8,260      6,285      4,934                 35,912
Selling, general and
  administrative expenses ....      6,927     1,007       (b)      7,934      7,786      4,173      1,147        (c)      25,974

                                                                                                    4,934        (a)
                                 --------  --------             --------   --------   --------   --------               --------

    Operating income .........      9,506    (1,007)               8,499        474      2,112     (1,147)                 9,938

Other (income) expense:
  Interest expense ...........        505        --                  505        210         10         --                    725
  Other (income) expense, net          37        --                   37        266       (124)        --                    179
                                 --------  --------             --------   --------   --------   --------               --------

    Earnings (loss) before
      income taxes ...........      8,964    (1,007)               7,957        (2)      2,226     (1,147)                 9,034

Income tax expense ...........        147     3,036       (d)      3,183        259        915         --                  4,357
                                 --------  --------             --------   --------   --------   --------               --------

    Net earnings (loss) ......   $  8,817  $ (4,043)            $  4,774   $   (261)  $  1,311   $ (1,147)              $  4,677
                                 ========  ========             ========   ========   ========   ========               ========

Earnings per common share:

  Basic ......................                                  $   0.37                                                $   0.30
                                                                ========                                                ========

  Diluted ....................                                  $   0.37                                                $   0.30
                                                                ========                                                ========

Weighted average common shares
  used in computing share
  amounts:

  Basic ......................                                    12,948                                                  15,743
                                                                ========                                                ========

  Diluted ....................                                    12,948                                                  15,861
                                                                ========                                                ========



  See notes to unaudited pro forma condensed combined statement of operations.

                        SM&A CORPORATION AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENTS OF OPERATIONS

         Pursuant to Statement of Financial Accounting Standards No. 128, basic and diluted earnings per share have been included. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Shares issued during the period and shares repurchased during the period are weighted for the portion of the period that they are outstanding. For the combined pro forma basic earnings per share figures, it is assumed that 12,900,000 shares of SM&A common stock were outstanding since January 1, 1997 along with 819,743 shares issued in the SAC acquisition and 714,839 shares issued in the DSA acquisition. The December 31, 1997 and June 30, 1997 combined pro forma basic earnings per share figures also give effect to 1,261,000 shares issued in the Company's IPO to provide the cash paid in the DSA acquisition. The June 30, 1998 combined pro forma basic earnings per share figures also include 2,100,000 shares issued in the Company's IPO, weighted from January 28, 1998 to June 30, 1998. Diluted earnings per share is consistent with that of basic earnings per share while giving effect to all dilutive potential common shares that were outstanding during the period. The dilutive effect of outstanding options issued by the Company has been reflected in diluted earnings per share by application of the treasury stock method. The Company's December 31, 1997 combined pro forma diluted earnings per share is calculated by arriving at basic earnings per share and factoring in the dilutive effect of 175,925 SM&A options granted to SAC employees as if they had been outstanding since January 1, 1997. The Company's June 30, 1998 combined pro forma diluted earnings per share is calculated by arriving at basic earnings per share and factoring in the dilutive effect of 175,925 SM&A options granted to SAC employees as if they had been outstanding since January 1, 1998 and weighing in the effect of 803,000 SM&A options granted to SM&A directors and employees and outstanding as of June 30, 1998.

        The unaudited pro forma combined statement of operations gives effect to the following adjustments:

                (a) To reclassify certain overhead expenses of DSA, which have historically been included in cost of sales, to selling, general, and administrative expenses in order to conform to SM&A's historic presentation of such expenses.

                                                                                     SIX MONTHS
                                                  YEAR ENDED                           ENDED
                                               DECEMBER 31, 1997                   JUNE 30, 1998
                                              --------------------                 --------------
Reclassification of overhead expenses.......       $4,934,000                        $2,738,000
                                                   ==========                        ==========


                (b) To record additional compensation for two principal executive officers of SM&A which, combined with 1997 wages in the aggregate, total the maximum salaries and bonuses payable of $2,700,000 under the 1998 Executive Compensation Program.


                                                   YEAR ENDED
                                               DECEMBER 31, 1997
                                              --------------------
Pro forma additional compensation ..........       $1,007,000


                (c) To record goodwill amortization expense for the acquisitions of SAC and DSA based on goodwill of $12,575,000 and $21,825,000, respectively, assuming a 30 year estimated useful life.

                                                                                     SIX MONTHS
                                                     YEAR ENDED                         ENDED
                                                DECEMBER 31, 1997                   JUNE 30, 1998
                                              --------------------                 --------------
Pro forma amortization expense .............       $1,147,000                         $ 574,000
                                                   ==========                         =========

                (d) To adjust the provision for income taxes to reflect federal and state income taxes for the Company as if it had been taxed as a C corporation rather than an S corporation. The adjustment reflects a 40% combined federal and state income tax rate on the pro forma SM&A earnings before income taxes.

                                                   YEAR ENDED
                                               DECEMBER 31, 1997
                                              --------------------
Pro forma income tax expenses ..............       $3,036,000


                (e) To record a reduction in interest income and its related income tax effect for the $14.0 million in cash to be paid in connection with the acquisition of DSA.